EXHIBIT 23

ACCOUNTANTS’ CONSENT

The Board of Directors

Bacou USA, Inc.:

      The audits referred to in our report dated February 22, 2001, included the related consolidated financial statement schedule as of December 31, 2000, and for each of the years in the three-year period ended December 31, 2000, included in the annual report on Form 10-K/A. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      We consent to the incorporation by reference in the registration statements (Nos. 333-09251 and 333-72637) on Form S-8 of Bacou USA, Inc. of our reports, relating to the consolidated balance sheets of Bacou USA, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related consolidated schedule, which reports appear in the December 31, 2000 annual report on Form 10-K/A of Bacou USA, Inc.

KPMG LLP

Providence, Rhode Island

April 25, 2001